As filed with the Securities and Exchange Commission on May 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHROP GRUMMAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4840775
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1840 Century Park East

Los Angeles, California 90067

(Address, Including Zip Code, of Principal Executive Offices)

NORTHROP CORPORATION 1993 STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS, AS AMENDED

(Full Title of the Plan)

John H. Mullan, Esq.

Corporate Vice President and Secretary

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067

(310) 553-6262

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $1.00 per share	75,000 shares	(1)	$53.90	(2)	$4,042,500	(2)	$475.80	(2)

(1)	In addition, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issued pursuant to the benefit plan described herein as a result of the adjustment provisions thereof.
(2)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 17, 2005, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This registration statement on Form S-8 registers 75,000 shares of common stock that have recently been made available for issuance under the Northrop Corporation 1993 Stock Plan for Non-Employee Directors, as amended (the “Plan”). The Plan was established on February 17, 1993. When the Plan was adopted, 50,000 shares of common stock were authorized for issuance under the Plan. As a result of a 2-for-1 stock dividend paid by the Company on June 21, 2004, the number of shares authorized for issuance under the Plan was increased to 100,000. On March 2, 2005, the number of shares authorized for issuance under the Plan was increased to 175,000 by the Board of Directors of the Company. The stockholders of the Company approved the increase on May 17, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the participants in the Plan as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, filed with the Commission on March 4, 2005;

(b) The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2005, filed with the Commission on April 28, 2005;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 18, 2005, March 4, 2005, March 15, 2005, April 5, 2005, April 21, 2005 and May 19, 2005; and

(d) The description of the Company’s Common Stock contained under the caption “Description of NNG Capital Stock - Common Stock” in the Company’s Registration Statement on Form S-4 filed with the Commission on February 1, 2001 (File No. 333-54800), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any information which is furnished in any such report and which is not deemed “filed” under the Securities Act or the Exchange Act is not incorporated by reference herein. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company’s Common Stock, par value $1.00 per share (the “Common Stock”), is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the purchase of shares of the Company’s Common Stock under the Plan and the purchase of participation interests in the Plan have been passed upon by John H. Mullan, Corporate Vice President and Secretary of the Company. Mr. Mullan is paid a salary by the Company, is a participant in various employee benefit plans of the Company and owns and has options to purchase shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTEENTH of the Company’s restated certificate of incorporation, as amended, provides:

“A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors’ duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article Seventeen hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.”

The Company has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. The Company has also purchased director and officer liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Northrop Grumman Corporation (incorporated by reference to Exhibit 99.2 to Form 8-K dated and filed May 19, 2005).

4.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Northrop Grumman Corporation (incorporated by reference to Exhibit C to the Definitive Proxy Statement on Schedule 14A filed April 13, 2001).

4.3	Amended and Restated Bylaws of Northrop Grumman Corporation (incorporated by reference to Exhibit 99.3 to Form 8-K dated and filed May 19, 2005).

5	Opinion of John H. Mullan, Esq.

15	Letter from Independent Registered Public Accounting Firm.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of John H. Mullan, Esq. (included in Exhibit 5 hereof).

24	Power of Attorney.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 20, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ John H. Mullan
John H. Mullan
Corporate Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Ronald D. Sugar	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 20, 2005

* Wesley G. Bush	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2005

* Kenneth N. Heintz	Corporate Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2005

* John T. Chain, Jr.	Director	May 20, 2005

* Lewis W. Coleman	Director	May 20, 2005

* Vic Fazio	Director	May 20, 2005

* Phillip Frost	Director	May 20, 2005

* Charles R. Larson	Director	May 20, 2005

* Philip A. Odeen	Director	May 20, 2005

* Aulana L. Peters	Director	May 20, 2005

* Kevin W. Sharer	Director	May 20, 2005

* John Brooks Slaughter	Director	May 20, 2005

* By:	/s/ John H. Mullan
John H. Mullan,
Attorney-in-Fact
May 20, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Northrop Grumman Corporation (incorporated by reference to Exhibit 99.2 to Form 8-K dated and filed May 19, 2005).

4.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Northrop Grumman Corporation (incorporated by reference to Exhibit C to the Definitive Proxy Statement on Schedule 14A filed April 13, 2001).

4.3	Amended and Restated Bylaws of Northrop Grumman Corporation (incorporated by reference to Exhibit 99.3 to Form 8-K dated and filed May 19, 2005).

5	Opinion of John H. Mullan, Esq.

15	Letter from Independent Registered Public Accounting Firm.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of John H. Mullan, Esq. (included in Exhibit 5 hereof).

24	Power of Attorney.